Exhibit 99.1

Investors and Media:

Shantanu Agrawal

(630) 824-1907

SUNCOKE ENERGY, INC. REPORTS THIRD QUARTER 2019 RESULTS

•

Third quarter 2019 net loss attributable to SXC was $163.0 million, or $1.81 per share, reflecting the impact of non-cash impairment related charges at Logistics, net of taxes, of $174.8 million, or $1.94 per share. Excluding the non-cash charges, adjusted net income attributable to SXC was $11.8 million, or $0.13 per share.

•	Adjusted EBITDA for the quarter was $66.7 million, up $0.7 million versus the prior year period

•	Extinguished $50.0 million face value of outstanding 2025 Senior Notes; gross leverage at 3.0x (based on LTM EBITDA)

•	Beginning in early August, repurchased approximately 2.1 million shares during the third quarter under the existing share repurchase program

•	Board of Directors authorized a new $100 million share repurchase program. Repurchases under the new program may commence following completion of SunCoke’s existing repurchase program.

•	Lowering full-year 2019 Consolidated Adjusted EBITDA guidance range to $240 million to $250 million reflecting the chapter 11 bankruptcy filing by one of our CMT coal export customers

LISLE, Ill. (November 5, 2019) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the third quarter 2019, reflecting the continued strong performance of the Domestic Coke segment and customer challenges facing the Logistics segment.

“In the third quarter, cokemaking operations performed at a high level and delivered excellent results, partially driven by the success of our oven rebuild program at Indiana Harbor,” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “In our Coal Logistics segment, we experienced a meaningful shift in the operating environment as one of the two coal export customer filed for bankruptcy and the other continues to explore potential restructuring alternatives. This development led us to lower our guidance for the full year and record a non-cash impairment charge in the current quarter.”

Rippey continued, “Going forward, while we navigate through these difficult market conditions, we remain committed to our logistics business and are continuing to optimize asset performance across our businesses to generate significant value for SunCoke stakeholders in the long term. Despite the challenges in our logistics business, we continue to deliver strong cash flows and are committed to prioritizing capital allocation, as demonstrated by the 2.1 million shares repurchased during the quarter and the new $100 million share repurchase authorization approved by our Board.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
(Dollars in millions)	2019	2018	Increase
Revenues	$404.3	$364.5	$39.8
Adjusted EBITDA(1)	$66.7	$66.0	$0.7
Net (loss) income attributable to SXC	$(163.0)	$11.5	$(174.5)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues in the third quarter 2019 increased $39.8 million compared to the prior year period, primarily reflecting the pass-through of higher coal prices, partially offset by lower volumes in the Logistics segment.

Adjusted EBITDA in the third quarter 2019 was $66.7 million, a $0.7 million increase from the prior year period. Improved performance in the Domestic Coke segment and lower Corporate costs were partially offset by lower volumes in the Logistics segment.

Net loss attributable to SXC was $163.0 million, or $1.81 per share, for the third quarter 2019 and included non-cash impairment related charges of Logistics assets of $247.4 million, a related tax benefit of $68.7 million and a $3.9 million adjustment to our contingent consideration liability at CMT, which was reduced to zero during the quarter. The collective impact of these impairment related charges on net loss attributable to SXC was $174.8 million, or $1.94 per share.

THIRD QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2019	2018	Increase
Revenues	$378.5	$326.8	$51.7
Adjusted EBITDA(1)	$59.8	$49.1	$10.7
Sales volumes (thousands of tons)	1,057	1,012	45.0
Adjusted EBITDA per ton(2)	$56.58	$48.52	$8.06

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues increased $51.7 million primarily due to the pass-through of higher coal prices. Revenues also benefited from higher volumes at Indiana Harbor (performance of rebuilt ovens) and Granite City (absence of major outage).

Adjusted EBITDA increased $10.7 million due to an increase in sales volumes and energy production as well as lower outage costs.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, Kanawha River Terminals (“KRT”) and Dismal River Terminal (“DRT”).

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2019	2018	Increase (Decrease)
Revenues	$16.2	$28.0	$(11.8)
Intersegment sales	$6.1	$5.7	$0.4
Adjusted EBITDA(1)	$9.6	$21.0	$(11.4)
Tons handled (thousands of tons)(2)	4,706	6,943	(2,237)
CMT take-or-pay shortfall tons (thousands of tons)(3)	1,717	42	1,675

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.
(3)

Reflects tons billed under take-or-pay contracts where services have not yet been performed. The Company has established a reserve against the shortfall tons billed during the three and nine months ended September 30, 2019 as collection is not probable. As the obligations related to these billings had not been satisfied, the related deferred revenue was also reduced by an equal amount, resulting in no impact to net income (loss) for the three and nine months ended September 30, 2019.

Revenues and Adjusted EBITDA decreased by $11.8 million and $11.4 million, respectively, driven by lower throughput volumes at the CMT facility. Depressed export pricing and lower demand continued to impact export volumes in the third quarter.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

Revenues and Adjusted EBITDA were $9.6 million and $3.9 million, respectively, during the third quarter 2019, which was slightly lower than revenues and Adjusted EBITDA of $9.7 million and $4.5 million, respectively, during the third quarter 2018, driven by lower sales volumes.

Corporate and Other

Corporate and other Adjusted EBITDA loss, which include costs related to our legacy coal mining business, was $6.6 million during the third quarter 2019, an improvement of $2.0 million compared to third quarter 2018, reflecting lower legal costs and favorable deferred compensation expense.

2019 OUTLOOK

We are updating our 2019 guidance to reflect financial impact at logistics:

•	Domestic coke production is expected to be approximately 4.1 million tons

•	Domestic coke Adjusted EBITDA/ton is expected to be at the higher end of $53 to $55/ton

•	Consolidated Adjusted EBITDA is expected to be between $240 to $250 million

•	Adjusted EBITDA attributable to SXC is expected to be between $200 to $206 million

•

Capital expenditures are projected to be between $110 to $120 million, including $40 million to $48 million related to our Indiana Harbor oven rebuild project and approximately $6 million related to completing our Granite City gas sharing project

•	Cash generated by operations is estimated to be between $150 million and $160 million

•	Cash taxes are projected to be between $4 to $8 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-833-236-5757 in the U.S. or 1-647-689-4185 if outside the U.S., confirmation code 3267039.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. We have more than 55 years of cokemaking experience serving the integrated steel industry. In addition, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, (gain) loss on extinguishment of debt, changes to our contingent consideration liability related to our acquisition of CMT, loss on the disposal of our interest in VISA SunCoke Limited, and/or transaction costs incurred as part of the Simplification Transaction. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under accounting principles generally accepted in the U.S. (“GAAP”) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•

Adjusted net income attributable to SXC represents net income (loss) attributable to SXC adjusted for impairments, changes to our contingent consideration liability as a result of impairments and related tax impacts. Adjusted earnings per share is Adjusted net income attributable to SXC divided by the weighted average number of diluted common shares outstanding. Management believes Adjusted net income attributable to SXC and Adjusted earnings per share provide useful information to investors because it eliminates non-cash impairment related charges that are not representative of our ongoing business. These measures are not calculated in accordance with GAAP, and should not be consider a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$404.3	$364.5	$1,203.1	$1,082.0

Costs and operating expenses
Cost of products sold and operating expenses	319.4	283.3	953.8	836.6
Selling, general and administrative expenses	14.3	15.7	52.9	49.2
Depreciation and amortization expense	35.6	35.4	109.8	100.3
Long-lived asset and goodwill impairment	247.4	—	247.4	—

Total costs and operating expenses	616.7	334.4	1,363.9	986.1

Operating (loss) income	(212.4)	30.1	(160.8)	95.9
Interest expense, net	15.7	15.4	45.6	46.9
(Gain) loss on extinguishment of debt, net	(1.5)	—	(1.5)	0.3

(Loss) income before income tax (benefit) expense	(226.6)	14.7	(204.9)	48.7
Income tax (benefit) expense	(63.5)	(2.4)	(57.3)	1.8
Loss from equity method investment	—	—	—	5.4

Net (loss) income	(163.1)	17.1	(147.6)	41.5
Less: Net (loss) income attributable to noncontrolling interests	(0.1)	5.6	3.3	17.1

Net (loss) income attributable to SunCoke Energy, Inc.	$(163.0)	$11.5	$(150.9)	$24.4

(Loss) earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$(1.81)	$0.18	$(2.05)	$0.38
Diluted	$(1.81)	$0.18	$(2.05)	$0.37
Weighted average number of common shares outstanding:
Basic	89.9	64.7	73.7	64.7
Diluted	89.9	65.5	73.7	65.5

SunCoke Energy, Inc.

Consolidated Balance Sheets

	September 30, 2019	December 31, 2018
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$93.7	$145.7
Receivables, net	62.7	75.4
Inventories	157.0	110.4
Income tax receivable	3.1	0.7
Other current assets	4.2	2.8

Total current assets	320.7	335.0

Properties, plants and equipment (net of accumulated depreciation of $907.4 million and $855.8 million at September 30, 2019 and December 31, 2018, respectively)	1,389.5	1,471.1
Goodwill	3.4	76.9
Other intangible assets, net	35.4	156.8
Deferred charges and other assets	17.2	5.5

Total assets	$1,766.2	$2,045.3

Liabilities and Equity
Accounts payable	$119.8	$115.0
Accrued liabilities	46.1	45.6
Deferred revenue	2.1	3.0
Current portion of long-term debt and financing obligation	2.9	3.9
Interest payable	14.4	3.6

Total current liabilities	185.3	171.1

Long-term debt and financing obligation	780.0	834.5
Accrual for black lung benefits	46.9	44.9
Retirement benefit liabilities	23.7	25.2
Deferred income taxes	146.9	254.7
Asset retirement obligations	13.5	14.6
Other deferred credits and liabilities	23.1	17.6

Total liabilities	1,219.4	1,362.6

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both September 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 98,040,372 and 72,233,750 shares at September 30, 2019 and December 31, 2018, respectively	1.0	0.7
Treasury stock, 9,544,132 and 7,477,657 shares at September 30, 2019 and December 31, 2018, respectively	(153.9)	(140.7)
Additional paid-in capital	710.9	488.8
Accumulated other comprehensive loss	(13.9)	(13.1)
Retained (deficit) earnings	(23.5)	127.4

Total SunCoke Energy, Inc. stockholders’ equity	520.6	463.1
Noncontrolling interests	26.2	219.6

Total equity	546.8	682.7

Total liabilities and equity	$1,766.2	$2,045.3

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
	(Dollars in millions)
Cash Flows from Operating Activities:
Net (loss) income	$(147.6)	$41.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Long-lived asset and goodwill impairment	247.4	—
Depreciation and amortization expense	109.8	100.3
Deferred income tax benefit	(64.2)	(4.0)
Payments in excess of expense for postretirement plan benefits	(1.5)	(1.8)
Share-based compensation expense	3.3	2.2
(Gain) loss on extinguishment of debt, net	(1.5)	0.3
Loss from equity method investment	—	5.4
Changes in working capital pertaining to operating activities:
Receivables	12.7	(7.0)
Inventories	(46.6)	(7.0)
Accounts payable	6.0	30.6
Accrued liabilities	(1.3)	(7.3)
Deferred revenue	(0.9)	0.9
Interest payable	10.8	11.3
Income taxes	(2.4)	2.1
Other	(3.5)	3.1

Net cash provided by operating activities	120.5	170.6

Cash Flows from Investing Activities:
Capital expenditures	(81.5)	(70.7)
Sale of equity method investment	—	4.0
Other investing activities	0.2	0.3

Net cash used in investing activities	(81.3)	(66.4)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	45.0
Repayment of long-term debt	(90.5)	(45.4)
Debt issuance costs	(2.0)	(0.5)
Proceeds from revolving credit facility	392.6	127.2
Repayment of revolving credit facility	(354.3)	(152.2)
Repayment of financing obligation	(2.1)	(1.9)
Acquisition of additional interest in the Partnership	—	(4.2)
Cash distribution to noncontrolling interests	(14.2)	(24.8)
Shares repurchased	(13.2)	—
Other financing activities	(7.5)	0.8

Net cash used in financing activities	(91.2)	(56.0)

Net (decrease) increase in cash and cash equivalents	(52.0)	48.2
Cash and cash equivalents at beginning of period	145.7	120.2

Cash and cash equivalents at end of period	$93.7	$168.4

Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of $2.3 million and $2.2 million, respectively	$32.3	$32.4
Income taxes paid, net of refunds of zero and $3.2 million, respectively	$8.8	$3.4

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$378.5	$326.8	$1,115.8	$973.6
Brazil Coke	9.6	9.7	29.3	30.0
Logistics	16.2	28.0	58.0	78.4
Logistics intersegment sales	6.1	5.7	19.3	16.6
Elimination of intersegment sales	(6.1)	(5.7)	(19.3)	(16.6)

Total sales and other operating revenues	$404.3	$364.5	$1,203.1	$1,082.0

Adjusted EBITDA(1):
Domestic Coke	$59.8	$49.1	$174.6	$156.3
Brazil Coke	3.9	4.5	12.7	14.0
Logistics	9.6	21.0	34.1	54.3
Corporate and Other(2)	(6.6)	(8.6)	(24.3)	(27.3)

Total Adjusted EBITDA	$66.7	$66.0	$197.1	$197.3

Coke Operating Data:
Domestic Coke capacity utilization	99%	95%	98%	94%
Domestic Coke production volumes (thousands of tons)	1,059	1,011	3,095	2,972
Domestic Coke sales volumes (thousands of tons)	1,057	1,012	3,091	2,993
Domestic Coke Adjusted EBITDA per ton(3)	$56.58	$48.52	$56.49	$52.22
Brazilian Coke production—operated facility (thousands of tons)	427	454	1,270	1,326
Logistics Operating Data:
Tons handled (thousands of tons)(4)	4,706	6,943	16,082	19,744
CMT take-or-pay shortfall tons (thousands of tons)(5)	1,717	42	3,244	147

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)

Corporate and Other includes the activity from our legacy coal mining business, which contributed Adjusted EBITDA losses of $2.0 million and $5.8 million during the three and nine months ended September 30, 2019, respectively, and $2.9 million and $7.6 million during the three and nine months ended September 30, 2018, respectively.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects inbound tons handled during the period.
(5)

Reflects tons billed under take-or-pay contracts where services have not yet been performed. The Company has established a reserve against the shortfall tons billed during the three and nine months ended September 30, 2019 as collection is not probable. As the obligations related to these billings had not been satisfied, the related deferred revenue was also reduced by an equal amount, resulting in no impact to net income (loss) for the three and nine months ended September 30, 2019.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Net (Loss) Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in millions)
Net (loss) income	$(163.1)	$17.1	$(147.6)	$41.5
Add:
Long-lived asset and goodwill impairment	247.4	—	247.4	—
Depreciation and amortization expense	35.6	35.4	109.8	100.3
Interest expense, net	15.7	15.4	45.6	46.9
(Gain) loss on extinguishment of debt, net	(1.5)	—	(1.5)	0.3
Income tax (benefit) expense	(63.5)	(2.4)	(57.3)	1.8
Contingent consideration adjustments(1)	(3.9)	0.5	(4.2)	1.1
Loss from equity method investment	—	—	—	5.4
Simplification Transaction costs(2)	—	—	4.9	—

Adjusted EBITDA	66.7	66.0	197.1	197.3

Subtract: Adjusted EBITDA attributable to noncontrolling interest(3)	1.6	21.0	39.1	61.6

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$65.1	$45.0	$158.0	$135.7

(1)

In connection with the CMT acquisition, the Company entered into a contingent consideration arrangement that requires the Company to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Contingent consideration adjustments were primarily the result of modifications to the volume forecast. Customer events during the third quarter of 2019 drove a decrease in our forecast such that the contingent consideration liability was reduced to zero.

(2)	Costs expensed by the Partnership associated with the Simplification Transaction.
(3)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders prior to the closing of the Simplification Transaction.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Net Loss to Adjusted Net Income Attributable to Suncoke Energy, Inc.

Three Months Ended September 30,
2019
(Dollars in millions)
Net loss attributable to SunCoke Energy, Inc.	$(163.0)
Add:
Long-lived asset and goodwill impairment	247.4
Contingent consideration adjustments(1)	(3.9)
Related income tax benefit(2)	(68.7)

Adjusted net income attributable to SunCoke Energy, Inc.	$11.8

Adjusted earnings attributable to SunCoke Energy, Inc. per common share:
Basic	0.13
Diluted	0.13
Weighted average number of common shares outstanding:
Basic	89.9
Diluted	89.9

(1)

In connection with the CMT acquisition, the Company entered into a contingent consideration arrangement that requires the Company to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Customer events during the third quarter of 2019 drove a decrease in our forecast such that the contingent consideration liability was reduced to zero.

(2)	Reflects the tax impacts of long-lived asset and goodwill impairment and the contingent consideration adjustment.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Estimated 2019 Net Loss

to Estimated Consolidated Adjusted EBITDA

	2019
	Low	High
Net loss	$(158)	$(151)
Add:
Long-lived asset and goodwill impairment	247	247
Depreciation and amortization expense	150	145
Interest expense, net	60	60
Gain on extinguishment of debt, net	(2)	(2)
Income tax benefit	(58)	(50)
Contingent consideration adjustments(1)	(4)	(4)
Simplification Transaction costs(2)	5	5

Adjusted EBITDA	$240	$250

Subtract:
Adjusted EBITDA attributable to noncontrolling interests(3)	40	44

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$200	$206

(1)

In connection with the CMT acquisition, the Company entered into a contingent consideration arrangement that requires the Company to make future payments to the seller based on future volume over a specified threshold, price and contract renewals. Customer events during the third quarter of 2019 drove a decrease in our forecast such that the contingent consideration liability was reduced to zero.

(2)	Costs expensed by the Partnership associated with the Simplification Transaction.
(3)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders prior to the closing of the Simplification Transaction.